EXHIBIT 99.1

Old Line Bancshares, Inc. Completes Merger with Bay Bancorp, Inc.

BOWIE, Md., April 13, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, announced today the completion of its acquisition of Bay Bancorp, Inc. (Nasdaq:BYBK), the parent company of Bay Bank, FSB.  Old Line Bancshares is the surviving parent entity, and Bay Bank has merged with and into Old Line Bank, with Old Line Bank being the surviving bank.

The combination of Old Line Bank and Bay Bank makes Old Line Bank the third largest independent commercial bank based in Maryland, with assets of approximately $2.8 billion and 39 branches serving 11 Maryland counties as well as Baltimore City.  This merger expands Old Line Bank’s presence in Baltimore and Anne Arundel Counties and brings us into Howard and Harford Counties and Baltimore City as well.  The combined bank will have the second-most banking locations of all independent Maryland-based commercial banks.

“We are excited about the opportunities this combination provides to our customers and stockholders.  This union will add talent to our team and expand our market area,” said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares.

The aggregate merger consideration was approximately $143.1 million, consisting of approximately 4,393,099 shares of Old Line Bancshares common stock, valued at approximately $142.2 million based on the closing price of Old Line Bancshares common stock on April 13, 2018, and approximately $968,805 in cash in exchange for unexercised options to purchase Bay Bancorp common stock that were outstanding immediately before the merger.  Old Line Bancshares has added Joseph J. Thomas, former President and Chief Executive Officer of Bay Bancorp and Bay Bank, Eric D. Hovde, former Chairman of the Board of Bay Bancorp and Bay Bank, and Steven K. Breeden, a former Director of Bay Bancorp and Bay Bank, to its board of directors and to the board of directors of Old Line Bank.

FIG Partners, LLC acted as financial adviser to Old Line Bancshares and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, acted as its legal counsel.  Hovde Group, LLC acted as financial adviser to Bay Bancorp, RP Financial, LC provided the fairness opinion to Bay Bancorp, and Gordon Feinblatt LLC acted as Bay Bancorp’s legal counsel.

As a result of the merger, Old Line Bancshares plans to close and consolidate two branch locations.  We expect to close the Hunt Valley and Owings Mills branches, operated by Old Line Bank prior to the merger, on or about July 20, 2018.  These branches have former Bay Bank locations within close proximity.

“Mergers come with some difficult decisions, particularly when it comes to branch locations.  We heavily scrutinized our customers’ needs while seeking to increase efficiencies and ensure future growth.  We are confident in our ability to serve our community and provide superior service even with the closing of these two locations,” Mr. Cornelsen concluded.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  After the closure of the branches discussed in this press release, Old Line Bank will have 37 banking locations located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Frederick, Harford, Howard, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.  For additional information, please visit our website at www.oldlinebank.com or call 301-430-2500.